iLabor Network Supplier Agreement
Amendment No. 1

Whereas, pursuant to the iLabor Network Supplier Agreement entered into between ClearPointResources, Inc. (“ClearPoint”),  Staffchex, Inc. (“Staffchex”) and Staffchex Servicing, Inc. (“Staffchex Servicing” and together with “Staffchex”, the “Company”) on February 28th, 2008 (the “Agreement”), ClearPoint and the Company wish to enter into this amendment (the “Amendment”) to the Agreement as of this 16th day of March, 2009 as follows:

3. Compensation; Payment Terms ; Insurance; Taxes shall be deleted in its entirety and replaced with the following:

3.  Compensation; Payment Terms; Insurance; Taxes.  For services performed in accordance with the Project requirements, ClearPoint will pay the Company for billable work hours approved by the Client at the agreed-upon hourly bill rate (the “Fee”).  ClearPoint will pay the Company its Fee within thirty (30) business days of invoice date.  If Client fails to pay ClearPoint, then ClearPoint is not liable to the Company for such fee. The Company will carry and maintain sufficient workmen’s compensation, liability and other insurance customary in this industry covering all Temps placed with a Client.  The Company will be solely responsible for the payment of all Temp wages, benefits, applicable taxes (including, but not limited to, social security, federal, state, local or any other employee payroll taxes) and insurance costs arising from the Company’s performance of the services requested by Client.  The hourly bill rate includes payment for all taxes, fees, fringe benefits, insurance, workmen’s compensation coverage, profit and overhead.  The Company shall use ClearPoint’s web-based computer program for time reporting.

The Company shall also pay ClearPoint a percentage of all collections (the “Compensation”) from its billings from temporary staffing services provided by the Company, regardless of whether such services were provided through the Network.  The Company shall calculate the Compensation in accordance with the following schedule based on weekly collections: One and one-quarter percent (1.25%) of all weekly collections of less than $1,400,000.00 and Two percent (2%) of all weekly collections of $1,400,000.00 or greater; provided, however, that if collections for any given calendar year exceed $110,000,000.00, such compensation shall be reduced to one and one-half percent (1.50%) for each dollar exceeding $110,000,000.00; provided, further, however, that if collections for any given calendar year exceed $150,000,000.00, such compensation shall be reduced to one and one-quarter percent (1.25%) for each dollar exceeding $150,000,000.00.  In addition to any other remedies available at law, equity of otherwise, unpaid compensation shall be subject to interest at the rate of one and one half percent (1.5%) per month, which has already been added to the payment plan.  Payment of Compensation shall be made via wire transfer on Wednesday (the “Payment Date”) of each week, commencing March 18, 2009 and thereafter on Wednesday of every week, for the prior week’s collections until this Agreement is terminated in accordance with its terms.

Additionally, the Company agrees to make one-hundred and four (104) weekly payments of $4,096.00 followed by fifty-two weekly payments of $3,105.00 commencing on Wednesday June 3, 2009 for previous Compensation (the “Prior Compensation”) owed through February 28, 2009, which amounts are inclusive of principle and interest.

If ClearPoint fails to receive payment of Compensation and Prior Compensation on any given Payment Date, it shall be deemed a material breach of this Agreement.  If the Company fails to make any given payment to ClearPoint, they will have ten (10) business days (the “Cure Period”) to cure any delinquency and bring all subsequent payments which may have become due current.   Notice will be deemed to have been automatically given in the event of non-payment.  In the event that any delinquent payments are not made during the Cure Period, the Company hereby agrees to submit a request to its receivables factoring company to pay ClearPoint directly for all delinquent and prospective Compensation and Prior Compensation within two (2) business days of the expiration of the Cure Period.  If the Company has not contacted its receivables factoring company within two (2) business days of the expiration of the Cure Period noted above, the Company hereby gives ClearPoint express permission to contact the receivables factoring company directly to request that receivables factoring company forward all future agreed upon fees directly to ClearPoint in accordance with the terms of this Agreement.  The Company shall provide ClearPoint access to all reporting regarding lockbox receipts and weekly submissions to the Company’s lenders, all on a weekly basis.

Within two (2) years after each year of this Agreement, ClearPoint shall have the right to have an independent third party (the “Auditor”) audit the directly relevant financial records generated by the Company for the limited purpose of verifying the accuracy of the amount of the payments owed to ClearPoint under this Agreement.  The Company agrees to submit financial statements to ClearPoint on a quarterly basis as soon as practical after each calendar quarter end.  ClearPoint may cause the Auditor to perform such an audit not more than twice in any twelve (12) month period, however, if any discrepancies are identified in an audit, then ClearPoint can thereafter perform such audits not more than four (4) times per year.  ClearPoint shall give reasonable advance written notice to the Company, and each audit shall be conducted during normal business hours.  The expenses of the Auditor shall be paid by ClearPoint unless, in any given audit, ClearPoint determines that the Compensation paid to ClearPoint differs from that audit by more than five percent (5%), in which case the reasonable expenses of the Auditor shall be paid by the Company.

The Company shall not be permitted to assign, convey, sell, transfer or lease the Customer Account Property (or the underlying Customer Agreements) transferred to the Company pursuant to that Asset Purchase Agreement, dated February 28, 2008, by and between the Company and  ClearPoint, without obtaining the prior written consent of ClearPoint; provided, however, ClearPoint’s consent will not be required if the assignment, conveyance, sale, transfer or lease of the Customer Account Property (or the underlying Customer Agreement) occurs after February 28, 2012 and is part of a sale of all of the stock or all or substantially all of the assets of the Company (whether by merger, consolidation, sale of stock, operation of law or otherwise).

IN WITNESS WHEREOF, the parties hereto have executed and delivered this iLabor Network Supplier Amendment No. 1 as of the date above.

CLEARPOINT RESOURCES, INC.		STAFFCHEX, INC.

By:	/s/ John G. Phillips	By:	/s/ Ruben Garza
Name:	J. Phillips	Name:	Ruben Garza
Title:	CFO	Title:	CEO

STAFFCHEX SERVICING, LLC

By:	/s/ Ruben Garza
Name:	Ruben Garza
Title:	CEO